Exhibit 99.2

Investor Contact: Jeremy Friedman

Executive Vice President and Chief Financial Officer

978 570 6900

Jeremy.friedman@accellent.com

FOR IMMEDIATE RELEASE

Accellent Inc. Announces Certain Preliminary Third Quarter 2010 Financial Information

Wilmington, MA (October 18, 2010) – Accellent Inc. (the “Company”), a wholly owned subsidiary of Accellent Holdings Corp. (“Accellent”), today announced certain preliminary financial information for its fiscal third quarter ended September 30, 2010. Such information remains preliminary and subject to review by our independent public accountants.

The Company expects net sales for the quarter to total approximately $124.5 million to $125.5 million and expects Adjusted EBITDA for the quarter to total approximately $27.6 million to $28.4 million. A reconciliation of operating income to Adjusted EBITDA for the high and low end of these ranges is set forth below.

Reconciliation of Operating Income to EBITDA and Adjusted EBITDA

(in millions)

(unaudited)

	Range
	Low	High
Operating Income	$17.2	$18.0
Depreciation and amortization	9.3	9.3

EBITDA	$26.5	$27.3

Stock-based compensation – employees	0.2	0.2
Employee severance and relocation	0.4	0.4
Management fees to stockholder	0.3	0.3
Other taxes	0.1	0.1
Other	0.1	0.1

Adjusted EBITDA	$27.6	$28.4

About Accellent

Accellent provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management. These capabilities enhance customers’ speed to market and return on investment by allowing them to refocus internal resources more efficiently. For more information, please visit www.accellent.com.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010. All forward-looking statements are expressly qualified in their entirety by such risk factors.